EXHIBIT 10.61
EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of November 15, 2019 (the “Effective Date”) by and between T-Mobile US, Inc. (the “Company”) and Michael Sievert (the “Executive”).

W I T N E S S E T H:
        Whereas, the parties wish to enter into this Agreement setting forth the terms and conditions of the Executive’s employment with the Company, effective as of the Effective Date.
        Now Therefore, in consideration of the promises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Duties.1 The Company shall employ the Executive, and the Executive shall serve in the full-time employ of the Company, on the terms and subject to the conditions set forth in this Agreement. The Executive shall initially serve as President and Chief Operating Officer of the Company, reporting to the Chief Executive Officer of the Company. Commencing on May 1, 2020 (the “CEO Start Date”), the Executive shall cease to serve as Chief Operating Officer of the Company and shall instead serve as the President and Chief Executive Officer (“CEO”) of the Company, reporting to the Board of Directors for the Company (the “Board”) and shall at all times during the portion of the Term commencing on the CEO Start Date be the most senior executive officer of the Company. Commencing on the CEO Start Date, the Executive shall have such duties and authority commensurate with the position of CEO of the Company and shall perform such other duties commensurate with such position as the Board may from time-to-time assign. During the Term, Deutsche Telekom AG (“DT”) shall cause the Executive to be appointed to the Board (and for so long as the Company has publicly traded common stock or other equity securities, the Company shall use its best efforts to cause the Executive to be nominated for election to the Board). The Executive shall devote his best efforts and all of his business time and attention to promote the benefit and advantage of the Company; provided, however, that the foregoing shall not preclude the Executive from engaging in appropriate civic, charitable or religious activities which have been previously approved by the Company’s compliance function consistent with Company policy or from devoting a reasonable amount of time to private investments not inconsistent with the Restrictive Covenant and Confidentiality Agreement (as defined below), and provided further, that the Executive may (i) continue to serve on the boards of directors of the entities listed on Exhibit A to this Agreement, and (ii) serve on additional boards of directors and/or advisory boards from time to time, subject to the approval of the Chairman of the Board, which approval shall not be unreasonably withheld, provided, further, that in all such cases such service may not materially interfere with the Executive’s full time services to the Company, and such service may continue for so long as such entities do not, in the reasonable and good faith judgment of the Board, compete, directly or indirectly, with the business of the Company. The Executive’s position shall be based at the Company’s headquarters in Bellevue, Washington.
2.Term. Subject to earlier termination as set forth herein, the term of the Executive’s employment with the Company under this Agreement shall be the period commencing on the Effective Date and continuing until the third (3rd) anniversary of the CEO Start Date (the “Original Term”) and renew and be automatically extended for successive one-year terms (each, a “Renewal Term”) unless notice of non-renewal is given by either party to the other party at least ninety (90) days prior to the end of the Original Term or any Renewal Term. The Original Term and any Renewal Term(s) (if any) are collectively referred to herein as the “Term”. The “Termination Date” of the Executive’s employment under this Agreement shall be the earliest to occur of:

(a)the last day of the Term,
(b)the termination date provided in the written notice delivered by the Executive or the Company, as the case may be, pursuant to the provisions of paragraph 4,
(c)the date of the Executive’s death or Disability pursuant to the provisions of paragraph 4, or
(d)the date determined by mutual written agreement of the parties.
3.Compensation and Benefits. During the Term, the Executive shall be compensated by the Company as follows:
(a)Base Salary. The Executive shall be paid a base salary (the “Base Salary”) at an annual rate of $1,200,000, which salary shall be payable in installments in accordance with the Company’s regular payroll practices as in effect from time to time. The Executive’s Base Salary shall automatically increase to $1,400,000 effective January 1, 2020 (subject to the Executive’s continued employment with the Company through such date). The Executive’s Base Salary shall also be increased by the Committee (as defined below) to $1,500,000 per year effective January 1, 2021, and the Executive’s Base Salary shall be further increased by the Committee effective January 1, 2022 to the greater of (i) $1,600,000 or (ii) the then-current median annual base salary for Chief Executive Officers in the Company’s then-current peer group utilized by the Committee for executive compensation decisions (as determined by the Committee) (the “Peer Group”) (in each case, subject to the Executive’s continued employment with the Company through the date of the applicable increase). The Compensation Committee of the Board or a Subcommittee thereof (the “Committee”) shall periodically review (not less than annually) the amount of the Executive’s Base Salary and may increase, but not decrease, such Base Salary in its discretion.
(b)One-Time Cash Payment. In addition, the Company shall pay to the Executive a one-time cash payment in an amount equal to three million five hundred thousand dollars ($3,500,000) (the “Retention Payment”), payable in a single lump-sum amount on or within thirty (30) days after the earlier of (i) the date on which the transactions contemplated by the Business Combination Agreement between the Company, Sprint Corp. and certain other parties named therein, dated as of April 29, 2018 (the “BCA”), close (or, if later, the CEO Start Date), (ii) the date on which the transactions contemplated by the BCA are terminated or abandoned (or, if later, the CEO Start Date), or (iii) December 1, 2020 (the earlier such date, the “Retention Date”), subject to and conditioned upon your continued employment with the Company through the Retention Date (except as otherwise provided under paragraph 5 below).

(c)Annual Short-Term Incentive Awards. For each fiscal year of the Company during the Term (commencing with calendar year 2020), the Executive shall have the opportunity to earn an annual short-term incentive (“STI”) cash award with a value targeted at not less than 250% of the Executive’s Base Salary, with a maximum award value equal to 200% of the targeted value, to be determined annually by the Committee. Any STI award will be earned based on the attainment of performance goals established by the Committee in accordance with standard Company practices after consultation with the Executive. Such performance goals shall be established by the Committee generally by no later than March 31 of the applicable performance year. Payment of any STI award earned for a year shall be made after the Committee determines performance results and at the same time as annual STI awards are paid to other senior managers of the Company with respect to the applicable fiscal year, generally as soon as practicable following completion of the applicable performance year (but not later than March 15 of the year following the applicable performance year). Except as otherwise expressly provided by paragraph 5 below, the Executive must remain continuously employed with the Company through the applicable payment date in order to earn the right to payment of any STI award, and any termination of employment before such payment date shall result in cancellation of any right or entitlement to any such STI award. Each STI award shall be subject to the terms of the Incentive Plan, including provisions regarding treatment of any outstanding STI awards in connection with a Change in Control, which terms shall be no less favorable than those applicable to all other Executive-Level Employees of the Company, and an award agreement evidencing the grant of the STI award; provided, however, that to the extent that the Incentive Plan or any STI award agreement provides for more favorable treatment to the Executive of any STI award(s), the terms of the Incentive Plan or award agreement (as applicable) shall control.
(d)Special Long-Term Incentive Award. Within fifteen (15) days following the CEO Start Date, the Company shall grant to the Executive, under the Incentive Plan, a one-time LTI (as defined below) award of performance-based restricted stock units (“PRSUs”) with respect to a target number of shares of Company common stock equal to the quotient of $20,000,000 divided by the average closing price of the Company’s common stock over the period beginning on the date of the Company’s public announcement of this Agreement and the Executive’s new prospective role as Chief Executive Officer and ending on the CEO Start Date (the “Performance Period Start Price”), rounded up to the nearest whole PRSU (such PRSUs, the “Special PRSUs”). The Special PRSUs shall be eligible to vest on the third (3rd) anniversary of the CEO Start Date, based on the Company’s total shareholder return relative to the Company’s peer group during the applicable performance period, starting with the Performance Period Start Price for the Company’s common stock price and using the same method of calculation for the starting common stock prices of the Company’s peer group companies, and ending with the Performance Period End Price for the Company’s common stock price and using the same method of calculation for the ending common stock prices of the Company’s peer group companies (with, subject to the penultimate sentence in this paragraph 3(d), no PRSUs eligible to vest if relative total shareholder return of the Company is below the 25th percentile, between 25% and 100% of the target Special PRSUs eligible to vest if relative total shareholder return of the Company is at or above the 25th percentile but is less than the 50th percentile, between 100% and 125% of the target Special PRSUs eligible to vest if relative total shareholder return of the Company is at or above the 50th percentile but is less than the 75th percentile, and between 125% and 200% of the target Special PRSUs eligible to vest if relative total shareholder return of the Company is at or above the 75th percentile), subject to the Executive’s continued employment through the applicable vesting date, and further subject to accelerated vesting upon certain terminations of the Executive’s employment in accordance with paragraph 5 below and the Special PRSU award agreement (and any other applicable Company plan or arrangement in which the Executive participates). Notwithstanding the foregoing, in order for more than one hundred percent (100%) of the target number of Special PRSUs to vest, there must be at least a twenty percent (20%) increase in the Company’s stock price over the period beginning on the CEO Start Date (with the common stock price for the Company on the CEO Start Date deemed to be equal to the Performance Period Start Price) and ending on the vesting date (with the vesting date common stock price for the Company determined based on the average closing price of the Company’s common stock over the thirty (30) calendar-day period preceding the applicable vesting date (the “Performance Period End Price”)). The Special PRSUs shall be subject to the terms and conditions of the Incentive Plan and an award agreement which will evidence the grant of the Special PRSUs.

(e)Long-Term Incentive Awards. For each calendar year during the Term (commencing with calendar year 2020), the Company shall provide the Executive with a long-term incentive (“LTI”) award or awards under the Incentive Plan, on such terms as the Committee may determine that are no less favorable than those applicable to, and at the same time(s) as, the LTI awards granted to the Company’s other Executive-Level Employees, in an aggregate target value on the grant date of not less than $13,500,000 (the “Annual LTI Target Value”), which shall be allocated as follows: (i) one-half (1/2) of such Annual LTI Target Value will be granted in the form of PRSUs; and (ii) the remaining one-half (1/2) of such Annual LTI Target Value shall be granted in the form of time-based restricted stock units (“RSUs”). Effective for LTI grants made during calendar year 2021, the Executive’s Annual LTI Target Value shall automatically increase to $14,250,000, and effective for LTI grants made during calendar years beginning on or after January 1, 2022, the Executive’s Annual LTI Target Value shall automatically increase to the greater of (i) $15,000,000 and (ii) the then-current median target grant-date value of annual equity incentive awards for Chief Executive Officers in the Peer Group, which in each case shall be allocated between PRSUs and RSUs in the same manner as described in the immediately preceding sentence. With respect to sixty percent (60%) of the total time-based RSUs granted to Executive as annual LTI awards during each of calendar years 2020, 2021 and 2022 (i.e., thirty percent (30%) of the total Annual LTI Target Value for each such year), the total length of the vesting schedule of such RSUs shall be no longer than the median total length of vesting schedules of annual time-based equity incentive awards for Chief Executive Officers in the Peer Group at the time such RSUs are granted to Executive. In addition, and for the avoidance of doubt, and notwithstanding anything in this paragraph 3(e) to the contrary, (x) the mix of such LTI awards (and, as a result of any such different mix or different performance goals, the actual amounts paid under such LTI awards) may be different for the Executive than for other Executive-Level Employees, (y) subject to compliance with the requirements in this paragraph 3(e), the Committee will have discretion to set performance goals, determine payouts, and otherwise make determinations with respect to the Executive’s LTI awards consistent with the underlying LTI award documents, and (z) no LTI awards shall be granted to the Executive during the period commencing on the date on which either the Executive or the Company provides notice of the termination of the Executive’s employment for any reason, and ending on the date on which the Executive’s employment terminates; provided, however, that solely for purposes of this clause (z), such notice shall not be deemed to have been given any earlier than 115 days prior to the date on which the Executive’s employment terminates.
(f)Paid Time Off, and Other Benefits. During the Term, the Executive shall be eligible for paid time off (“PTO”) according to the terms the Company’s policies as in effect from time to time. As of the Effective Date, such policies include an entitlement to 4.8 weeks of PTO per year. In addition, except as specifically provided to the contrary in this Agreement, the Executive shall be eligible to participate in employee benefit plans maintained by the Company from time to time, to the same extent and on the same terms as those benefits generally made available by the Company to its Executive-Level Employees. Notwithstanding anything herein to the contrary, the Executive shall not participate in the Company’s Executive Continuity Plan or any other severance plan or program, other than the right to receive severance benefits subject to, and in accordance with, the provisions of paragraph 5 below.
(g)Business Expenses. The Executive shall be reimbursed, in a manner consistent with the policies of the Company, for all reasonable business expenses incurred in the performance of Executive’s duties pursuant to this Agreement, to the extent such expenses are substantiated in writing, and are consistent with the general policies of the Company relating to the reimbursement of expenses that are applicable to Executive-Level Employees of the Company.
(h)Deduction and Withholding. All compensation and other benefits to or on behalf of the Executive pursuant to this Agreement shall be subject to such deductions and withholding as may be agreed to by the Executive or required by applicable law, rule or regulation or Company policy.
(i)No Requirement for Continuation or Establishment of Benefits. Without intending to limit the Company’s obligations under this Agreement, nothing herein contained shall be construed as requiring the Company to establish or continue, or as preventing the Company from terminating or amending, any particular benefit plan in discharge of its obligations under this Agreement.

(i)Compensation Recoupment Policy. The Executive acknowledges and agrees that any incentive compensation provided by the Company to the Executive under this Agreement or otherwise may be subject to recovery by the Company under and in accordance with the Company’s Executive Incentive Compensation Recoupment Policy as adopted October 30, 2014, as amended from time to time.
(ii)Valuation and Tax Advice. During the Term and during any period after the Executive’s termination of employment from the Company during which the Executive is continuing to receive payments or benefits under paragraph 5 below, in the event that any payments or benefits from the Company to the Executive constitute “parachute payments” within the meaning of Section 280G of the Code that are or may become subject to excise taxes under Section 4999 of the Code, within twenty (20) days after receiving a request for such assistance from the Executive, the Company’s current independent public accounting firm, or such other nationally recognized public accounting firm as the parties may mutually agree, may be engaged by the Executive to provide valuation and tax advice to the Executive with respect to such payments and benefits that are or may become payable under this Agreement in connection with a Change in Control. Such advice shall include the provision of a report showing the amount of such excise taxes that may become payable by or on behalf of the Executive, along with detailed supporting calculations. All fees and expenses of such accounting firm shall be borne by the Company.
4.Termination.
(iii)Termination by Company for Cause. The Company may terminate the Executive’s employment for “Cause” (as defined below in this paragraph 4(a)) immediately upon written notice to the Executive. Such notice shall specify in reasonable detail the nature of Cause and the Termination Date. For purposes of this Agreement and all Company plans, arrangements or programs in which the Executive is or becomes a participant, “Cause” shall mean:
a.The Executive’s gross neglect or willful material breach of the Executive’s principal employment responsibilities or duties,
b.A final judicial adjudication that the Executive is guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material adverse effect on the Company, DT or their respective Affiliates),
c.The Executive’s breach of any written non-competition, non-solicitation or confidentiality covenant between the Executive and the Company or any Affiliate of the Company (other than a de minimis breach),
d.Fraudulent conduct as determined by a court of competent jurisdiction in the course of the Executive’s employment with the Company or any of its Affiliates,
e.The Executive’s unlawful discrimination, harassment, or retaliation, assault or other violent act toward any employee or third party, or other act or omission, in each case that in the reasonable and good faith view of the Board constitutes a material breach of the Company’s written policies or Code of Conduct, or
         (vi) The material breach by the Executive of any other obligation which ,if reasonably curable, continues uncured for a period of thirty (30) days after notice thereof by the Company or any of its Affiliates (which notice identifies with reasonable specificity the breach at issue). Notwithstanding the foregoing, no cure period shall be required if the breach is a recurrence of conduct that was the subject of a prior notice under this paragraph 4(a)(vi) for which a thirty (30)-day cure period was given. For purposes of this clause (vi), the term “obligation” refers to Company policies and directives and is not intended to refer to performance expectations such as goals set forth in bonus plans or performance evaluations. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given the opportunity, together with counsel, to be heard before the Board), finding that, in the reasonable and good faith opinion of the Board, the Executive is guilty of the alleged conduct triggering termination for Cause.
(iv)Termination by Company Other Than For Cause. The Company shall have the right to terminate the Executive’s employment without Cause (and for any reason or no reason) by giving the Executive written notice at least ninety (90) days in advance of the applicable Termination Date, unless the Company and the Executive mutually agree to an earlier or later Termination Date.
(v)Termination by Executive Without Good Reason. The Executive may terminate his employment without Good Reason (as defined in paragraph 4(d) below), upon written notice to the Company at least ninety (90) days in advance of the applicable Termination Date, unless the Company and the Executive mutually agree to an earlier or later Termination Date.
(vi)Termination by Executive With Good Reason. The Executive may terminate his employment with Good Reason, effective as of such Termination Date specified in the Executive’s written notice to the Company described below, but not earlier than the expiration of the applicable cure period, unless the Company and the Executive mutually agree to an earlier Termination Date. For purposes of this Agreement and all Company plans, arrangements or programs in which the Executive is or becomes a participant, “Good Reason” shall mean any of the events listed in subparagraphs (i) through (v) below, which occurs without the Executive’s express written consent. In order to terminate his employment for Good Reason, the Executive must notify the Company of the occurrence of the applicable event in writing not more than ninety (90) days after the initial existence thereof. If the Company does not cure such event within thirty (30) days after receipt of such notice, the Executive may thereafter terminate his employment for Good Reason within sixty (60) days after expiration of the Company’s cure period upon written notice of such termination to the Company. The events which shall constitute Good Reason are:
f.a material diminution in the Executive’s Base Salary, annual target STI award, or Annual LTI Target Value or in the maximum potential amount payable with respect to any STI award provided for under this Agreement;
g.a material diminution in the Executive’s authority, duties or responsibilities, including, without limitation, any change in title or the appointment of any person as a result of which the Executive ceases to be the Company’s sole Chief Executive Officer after May 1, 2020 or the Executive is not the sole executive reporting to the full Board after May 1, 2020;
h.a change in the Executive’s reporting relationship such that the Executive no longer reports directly to (i) prior to the CEO Start Date, the current Chief Executive Officer of the Company (John Legere) or (ii) after the CEO Start Date, the Board (including, after the CEO Start Date, a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board);
i.a change of fifty (50) miles or greater in the principal geographic location at which the Executive must perform the services hereunder; or
j.any material breach by the Company or its successor company, as applicable of this Agreement or any other agreement between the Executive and the Company or the successor company, as applicable.

(vii)Termination due to Death or Disability. The Executive’s employment pursuant to this Agreement shall terminate automatically on the date of the Executive’s death or Disability (as defined below). The Termination Date shall be, as applicable, the date of the Executive’s death or the date of the Executive’s Disability as determined by the method provided below. For purposes of this Agreement, the Executive shall be deemed to have a “Disability” on the earlier of: (i) the date on which it is medically determined by the Company (following review (including, if applicable, of medical information supplied by the Executive and/or the Executive’s medical provider) by its third party medical and other advisors, in any case, as determined appropriate by the Company in its discretion) that the Executive is not capable of performing the services contemplated by this Agreement and is not expected to be able to perform such services for an indefinite period or for a period in excess of one hundred twenty (120) days; or (ii) if the Executive fails because of illness or other incapacity, to render the services contemplated by this Agreement for a period of one hundred twenty (120) consecutive days or any series of shorter periods aggregating to one hundred fifty (150) days in any consecutive period of twelve (12) months, unless in either case under clauses (i) or (ii) above, with reasonable accommodation the Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue burden on the Company as determined by the Board.
5.Effect of Termination.
(viii)Termination by Company for Cause; Termination by Executive Without Good Reason. If the Executive’s employment with the Company is terminated (x) by the Company for Cause pursuant to paragraph 4(a) above, (y) by the Executive without Good Reason pursuant to paragraph 4(c) above, or (z) as a result of non-renewal of the Agreement by notice given by the Executive under paragraph 2 above, then the Executive shall be entitled to receive:
k.An amount equal to his accrued Base Salary at the rate then in effect through the Termination Date; plus
l.Unused PTO accrued through the Termination Date; plus
m.Any vested benefits or entitlements under any employee benefit plans of the Company in which the Executive participates (e.g., vested 401(k) plan balances, rights to COBRA continuation coverage under group medical plans, etc.), subject to the terms and conditions of such plans.
The compensation and benefits set forth in clauses (i) through (iii) above are referred to herein as the “Accrued Benefits.”
(ix)Termination by Company Other Than For Cause; Termination by Executive With Good Reason. If the Executive’s employment with the Company is terminated (x) by the Company other than for Cause pursuant to paragraph 4(b) above, (y) by the Executive with Good Reason pursuant to paragraph 4(d) above, or (z) as a result of non-renewal of the Agreement by notice given by the Company under paragraph 2 above (provided that, at the time of such non-renewal, the Executive is willing and able to continue providing services to the Company on terms and conditions substantially similar to those set forth in this Agreement (which terms and conditions shall not, for clarity, include additional Retention Payments or Special PRSUs)), then the Company shall pay or provide to the Executive the following (subject to the last paragraph of this paragraph 5(b)):
n.The Accrued Benefits; plus

o.A cash severance payment in an amount equal to two (2) times the sum of (A) the Executive’s Base Salary as in effect immediately prior to the Termination Date and (B) the Executive’s target STI award for the fiscal year in which the Termination Date occurs, payable no later than seventy-four (74) days following the Termination Date; plus
p.Any annual STI award for the last completed fiscal year of the Company preceding the Termination Date that is unpaid as of the Termination Date, irrespective of whether the Executive is employed on the normal payment date, payable no later than seventy-four (74) days following the Termination Date; plus
q.A pro rata STI award for the fiscal year of the Company in which the Termination Date occurs, based on the number of days in the fiscal year through the Termination Date divided by 365 and based on actual performance results for the fiscal year in which the Termination Date occurs, payable no later than March 15th of the fiscal year immediately following the fiscal year in which the Termination Date occurs; plus
r.For any LTI awards under the Incentive Plan, whether granted before or during the Term, and notwithstanding anything to the contrary in the applicable award agreement(s):
1.each outstanding LTI award that is not subject to any performance vesting condition as of the Termination Date (each, a “Time-Based Award”), shall vest in full (to the extent then-unvested) on the date on which the release described below becomes effective and irrevocable (the “Release Effective Date”) (and shall remain outstanding and eligible to vest on the Release Effective Date); and
2.each outstanding LTI award that is subject to any performance vesting condition as of the Termination Date (each, a “Performance Award”) will become earned and vested on the Release Effective Date as follows:
a.A portion of each Performance Award, determined by multiplying (i) the full number of shares or units, as applicable, subject to such Performance Award by (ii) a fraction, the numerator of which equals the number of days elapsed from the commencement of the applicable performance period in effect as of the Termination Date through (and including) the Termination Date and the denominator of which equals the total number of days in the applicable performance period, shall vest upon the Release Effective Date based on the actual level of actual performance determined as if the applicable performance period had ended as of the last trading day immediately preceding the Termination Date, and shall be paid to the Executive no more than sixty (60) days following the Release Effective Date (unless subject to any deferral of earned and vested awards elected by the Executive in accordance with the terms of the applicable award agreement(s), in which case such deferral shall dictate payment timing); and

b.The remaining portion of each Performance Award, determined by multiplying (i) the full number of shares or units, as applicable, subject to such Performance Award by (ii) a fraction, the numerator of which equals the number of days from the Termination Date through the end of the applicable performance period in effect as of the Termination Date and the denominator of which equals the total number of days in the applicable performance period, shall vest upon the Release Effective Date at the greater of (x) the actual level of actual performance determined as if the applicable performance period had ended as of the last trading day immediately preceding the Termination Date, and (y) target, and shall be paid to the Executive no more than sixty (60) days following the Release Effective Date (unless subject to any deferral of earned and vested awards elected by the Executive in accordance with the terms of the applicable award agreement(s), in which case such deferral shall dictate payment timing); plus
s.During the period commencing on the Termination Date and ending on the earlier of the end of the eighteenth (18th) full calendar month following the Termination Date or the date on which the Executive becomes eligible for coverage under a subsequent employer’s group medical and dental plans (in either case, the “COBRA Period”), subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company will continue to provide to the Executive and the Executive’s dependents, at the Company’s sole expense, coverage under its group medical and dental plans at the same levels in effect on the Termination Date; provided, however, that if (x) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), (y) the Company is otherwise unable to continue to cover the Executive or the Executive’s dependents under its group health plans, or (z) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to the dollar value of the balance of the Company’s subsidy shall thereafter be paid to the Executive in substantially equal, then-currently-taxable monthly installments over the COBRA Period (or remaining portion thereof). In the event the Company-subsidized portion of the coverage cost paid on the Executive’s or the Executive’s dependents’ behalf during the COBRA Period, as described above, would cause the Executive to be taxable on reimbursements under the applicable plans by reason of the application of Section 105(h) of the Code (and the Company is not paying such amounts to the Executive in then-currently-taxable monthly installments as contemplated by the preceding sentence), such Company-subsidized portion of the coverage cost will to be imputed as taxable income to the Executive; plus
t.During the period commencing on the Termination Date and ending on the eighteen (18) month anniversary thereof (or, if earlier, the date on which Executive commences subsequent employment with a third party, subsequent full-time self-employment or subsequent self-employment that may compete, directly or indirectly, with the business of the Company), the Company shall provide to Executive, at its sole expense, an exclusive office and exclusive assistant or, if not furnished by the Company, the Company shall pay directly or reimburse Executive for (at the Company’s election) the costs of an exclusive leased office space and exclusive assistant selected by Executive; provided that the aggregate cost to the Company of the office and assistant provided under this Section 5(b)(vii) shall not exceed $25,000 per month. For the avoidance of doubt, Executive shall be solely liable for any taxes (if any) arising in connection with the foregoing; plus
u.If the Termination Date occurs after the CEO Start Date and prior to payment of the Retention Payment pursuant to paragraph 3(b) above, the Retention Payment, payable no later than seventy-four (74) days following the Termination Date.
The payments and benefits described in clauses (ii) through (viii) above are conditioned on (i) the Executive executing and delivering to the Company a release of all claims in substantially the form attached hereto as Exhibit B, with such release becoming fully effective (including, without limitation, the lapse of any revocation period) no later than the sixtieth (60th) day following the Termination Date, and (ii) the Executive’s continued compliance with the term and conditions set forth in the Restrictive Covenant and Confidentiality Agreement. Notwithstanding the foregoing, if the aggregate period during which the Executive is eligible to consider and revoke the release of claims begins in one calendar year and ends in the immediately following calendar year, no payments under this paragraph 5(b) will be made prior to the beginning of the second such calendar year (and any payments otherwise payable prior thereto (if any) will instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year or, if later, on the first regularly scheduled Company payroll date following the Release Effective Date).
(x)Death or Disability. If the Executive’s employment with the Company is terminated due to the Executive’s death or Disability under paragraph 4(e) above, then the Executive (or, in case of death, the Executive’s beneficiary under the applicable plan, or the Executive’s estate if there is no such beneficiary) shall be entitled to receive:
v.The Accrued Benefits; plus
w.Any STI award for the last completed fiscal year of the Company preceding the Termination Date that is unpaid as of the Termination Date; plus
x.A pro rata STI award for the fiscal year in which the Termination Date occurs, based on the greater of (x) the target performance level for the applicable fiscal year and (y) the actual level of actual performance for the portion of the fiscal year the Executive was employed, in any case, based on the number of days in the fiscal year through the Termination Date divided by 365; plus
y.For any LTI awards granted under the Incentive Plan, vesting of any outstanding awards shall be determined under and in accordance with the terms of the Incentive Plan and applicable award agreement, which terms shall be no less favorable than applicable to all other Executive-Level Employees of the Company.
The payments described in clauses (ii) through (iii) above shall be made in a lump sum as soon as practicable (but not more than sixty (60) days) after the Termination Date.
(xi)Non-Duplication. Other than as described above in this paragraph 5, the Executive shall not be entitled to any payment, benefit, damages, award or compensation in connection with the Executive’s termination of employment, by either the Company or the Executive, except as may be expressly provided in another written agreement, if any, approved by the Board and executed by the Executive and the Company. Neither the Executive nor the Company is obligated to enter into any such other written agreement. The Executive shall not be entitled to severance benefits under this Agreement except as provided in paragraphs 5(a) through (c) above, and only to the extent provided in the applicable paragraph (i.e., severance benefits shall not be payable under more than one paragraph above).
(xii)No Mitigation; No Offset. In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment or to mitigate damages, and there will be no offset against amounts due to the Executive under this Agreement for any reason, including without limitation, on account of any remuneration attributable to any subsequent employment that the Executive may obtain.
(xiii)Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
z.“Affiliate” means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with a named organization, or any entity in which the named organization holds a controlling interest, whether through the ownership of voting securities, member interests, by contract or otherwise. For this purpose, “control” shall be deemed to exist when more than fifty percent (50%) of the voting power for the election of the directors (or similar governing body) of the entity or of the capital stock (or other equity interests) of the entity is owned, directly or indirectly, by another person, or other entity.

aa.“Change in Control” has the meaning set forth in the Incentive Plan.
ab.“Executive-Level Employee” means an “executive officer” of the Company (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934).
ac.“Incentive Plan” means the T-Mobile US, Inc. 2013 Omnibus Incentive Plan, as in effect from time to time (and any successor plan thereto).
(xiv)Payments in Cash. Unless otherwise specifically indicated, all payments under paragraph 5 of this Agreement will be made in cash.
6.Restrictive Covenant and Confidentiality Agreement. The Executive and the Company acknowledge and agree that the Executive and the Company have previously entered into a Restrictive Covenant and Confidentiality Agreement, attached hereto as Exhibit C (the “Restrictive Covenant and Confidentiality Agreement”), the terms of which are incorporated by reference herein. To the extent that the Restrictive Covenant and Confidentiality Agreement suggests that (a) Executive’s duties are other than as described in this Agreement, (b) Executive is not eligible for severance, or (c) there is no other agreement between the Company and the Executive besides the Restrictive Covenant and Confidentiality Agreement, the provisions of this Agreement will control. Notwithstanding any provision of the Restrictive Covenant and Confidentiality Agreement to the contrary, the duration of the post-termination “Restricted Period” as defined in the first sentence of paragraph 4 of such Agreement is increased from one year to two years and the last sentence of paragraph 4 of such Agreement is deleted. Further notwithstanding anything in the Restrictive Covenant and Confidentiality Agreement to the contrary, the Executive understands that (i) nothing contained in the Restrictive Covenant and Confidentiality Agreement will prohibit the Executive from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (ii) nothing in the Restrictive Covenant and Confidentiality Agreement is intended to or will prevent the Executive from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and (iii) pursuant to 18 USC Section 1833(b), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
7.Responsibilities Upon Termination. Upon the termination of his employment by the Company for whatever reason and irrespective of whether or not such termination is voluntary on his part, the Executive agrees that all papers, notes, documents, files, records, computer data, programs, tools, models, keys, pass cards, identification cards, and other items, furnished by the Company or created by the Executive or others in the course of work done by or on the behalf of the Company, including all duplicates and copies of such materials, are the property of the Company. The Executive agrees to return all the Company property to the Company at the conclusion of employment or earlier at the Company’s request. The Executive also agrees to return all property of the Company’s clients and customers and all documents and records containing information obtained from clients and customers at the conclusion of employment or earlier at the Company’s request.

8.Tax Matters.
(xv)280G. In the event any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise to the Executive under this Agreement or otherwise constitutes a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount payable to the Executive shall be either (i) paid in full, or (ii) paid after reduction by the smallest amount as would result in no portion thereof being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax under Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greater net value, notwithstanding that all or some portion of such payment amount may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, all determinations required to be made under this paragraph 8(a), including the manner and amount of any reduction in the Participant’s payments hereunder, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accounting firm immediately prior to the event giving rise to such payment (the “Accounting Firm”); provided, however, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A of the Code. For purposes of making the calculations required by this paragraph 8(a), the Accounting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this paragraph 8(a). The Accounting Firm shall provide its written report to the Committee and the Executive which shall include information regarding methodology. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this paragraph 8(a). The Executive and the Company shall cooperate in case of a potential Change in Control to consider alternatives to mitigate any Section 280G exposure, although the Company cannot guaranty any such alternatives will be available or approved by the Company and neither the Executive nor the Company shall be obligated to enter into them.

(xvi)409A. It is intended that the payments and benefits under this Agreement comply with Section 409A of the Code (together with the Treasury Regulations relating thereto, “Section 409A”), or satisfy the requirements for an exemption to Section 409A, in each case, to the extent applicable to this Agreement and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith (or to be in satisfaction of an exemption therefrom). Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement, no Termination Date shall be deemed to have occurred, and no payment otherwise payable upon a termination of the Executive’s employment shall be paid to the Executive under this Agreement unless and until the Executive’s termination of employment constitutes a “separation from service” from the Company within the meaning of Section 409A (a “Separation from Service”). Any payments described in this Agreement that qualify for the “short-term deferral” exception from Section 409A as described in Treasury Regulation Section 1.409A-1(b)(4) will be paid under such exception. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii) and the application of the short-term deferral exception), each payment under this Agreement will be treated as a separate payment. Notwithstanding anything to the contrary in this Agreement (whether under this Agreement or otherwise), to the extent delayed commencement of any portion of the payments to be made to the Executive upon his Separation from Service is required to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments shall be delayed and paid on the first business day after the earlier of (i) the date that is six (6) months following such Separation from Service and (ii) the Executive’s death. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit.
9.General.
(xvii)Survival. The covenants of the Executive and the Company in this Agreement and in the agreements referenced herein, including but not limited to the covenants imposed upon the Executive in the Restrictive Covenant and Confidentiality Agreement (as modified by this Agreement), shall survive the Termination Date.
(xviii)Notices. Unless and until some other address has been designated, all notices, consents, demands and other communications provided for by or relating to this Agreement shall be addressed as follows and shall be in writing and shall be deemed to have been given at the time the same is delivered in person or is mailed by registered or certified mail:
To the Company:
Dave Miller
Executive Vice President, General Counsel and Secretary
T-Mobile US, Inc.
12920 SE 38th St
Bellevue, Washington 98006

To the Executive:
Michael Sievert
Chief Executive Officer
T-Mobile US, Inc.
12920 SE 38th St
Bellevue, Washington 98006

Either party wishing to change the address to which notices, requests, demands and other communications under this Agreement shall be sent shall give written notice of such change to the other party.

(xix)Dispute Resolution. Except for any claims arising out of, or relating to, the Restrictive Covenant and Confidentiality Agreement attached hereto, any controversy, claim or dispute arising out of or relating to the Executive’s employment with the Company or the termination thereof, either during the existence of the employment relationship or afterwards, and including, but not limited to, any common law or statutory claims for wrongful discharge, discrimination or unpaid compensation, shall be resolved exclusively by arbitration in King County, Washington. Arbitration shall be conducted in accordance with the then-prevailing employment arbitration rules of the American Arbitration Association (the “AAA”), with one arbitrator designated in accordance with those rules. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this paragraph 9(c) shall be construed as precluding the Company from bringing an action for injunctive relief or other equitable relief in any such dispute. The prevailing party shall be entitled to its or his attorneys’ fees and costs, in addition to any other relief that may be awarded. The exclusive venue for claims arising out of, or related to, the Restrictive Covenant and Confidentiality Agreement, shall be the state and Federal courts of King County, Washington.
(xx)Governing Law. This Agreement shall be exclusively governed by and interpreted under the laws of the State of Washington.
(xxi)Waiver. The waiver or failure of either party to insist in any one or more instances upon performance of any term, covenant or condition of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition, but the obligations of either party with respect to such term, covenant or condition shall continue in full force and effect. No course of dealing shall be implied or arise from any waiver or series of waivers of any right or remedy hereunder.
(xxii)Severability. Each provision of this Agreement shall be interpreted where possible in a manner necessary to sustain its legality and enforceability. If any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be limited to the minimum extent necessary to render the same enforceable or valid. The unenforceability of any provision of this Agreement in a specific situation, or the unenforceability of any portion of any provision of this Agreement in a specific situation, shall not affect the enforceability of (i) that provision or portion of provision in another situation or (ii)the other provisions or portions of provisions of this Agreement if such other provisions or the remaining portions could then continue to conform with the purposes of this Agreement and the terms and requirements of applicable law.
(xxiii)Amendments. This Agreement shall not be amended orally, but only by a written instrument executed only by a member of the Board or the Chair of the Compensation Committee of the Board, on the one hand, and the Executive, on the other.
(xxiv)Entire Agreement. This Agreement, along with any other agreements expressly incorporated by reference herein, embody the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings between the Company and the Executive with respect to the subject matter hereof, including, without limitation, the compensation term sheet between the Executive and the Company, dated as of January 1, 2017 (as amended). To the extent the provisions of this Agreement are inconsistent with the terms of any underlying compensation plan or program, including without limitation any annual performance bonus plan or the Incentive Plan, the terms of this Agreement shall control.
(xxv)Free and Voluntary Act. The Executive agrees that he is entering into this Agreement as a free and voluntary act and that he has been given adequate time to decide whether or not to sign the Agreement and signs it only after full reflection and analysis. The Executive further acknowledges that the Executive has been given an opportunity to obtain an attorney’s independent counsel and advice, and that the Executive has read and understands the complete Agreement. Each party agrees that they have cooperated in the drafting and preparation of this Agreement; any construction of this Agreement shall not be construed against any party as drafter.

(xxvi)Indemnification. The Executive shall be covered by the Company’s indemnification provisions and directors’ and officers’ insurance policies generally applicable to Company executives and directors. Subject to the terms and conditions of such provisions and policies, these provisions and policies shall continue to apply to the Executive after any termination of employment with respect to his service prior to termination of employment, on the same basis as for other former officers and directors.
(xxvii)Legal Fees. The Company shall promptly reimburse the Executive for his legal fees reasonably incurred in connection with this Agreement, not to exceed $50,000, upon reasonable documentation.
(xxviii)Binding Effect: Successors. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors, assigns and legal representatives and the Executive, his heirs and legal representatives. The Company will cause any successor thereto in a Change in Control to assume Company’s obligations under this Agreement, and failure to do so shall constitute a material breach of this Agreement unless otherwise agreed to by the Executive and the successor company. The Executive may not assign, transfer, or otherwise dispose of this Agreement, or any of his other rights or obligations hereunder (other than his rights to payments hereunder, which may be transferred only by will or by the laws of descent and distribution), without the prior written consent of the Company, and any such attempted assignment, transfer or other disposition without such consent shall be null and void.
(xxix)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual, facsimile or “.pdf” signature. Signatures of the parties transmitted by facsimile or email of a “.pdf” shall be deemed to be their original signatures for all purposes.
(xxx)Authority and Ratification. The Company represents that it has obtained all approvals, including Board and Compensation Committee approvals, required to enter into and perform its obligations under this Agreement, and that no other agreements would prevent the Company from entering into this Agreement.
[Signature Page Follows]

        In Witness Whereof, the parties have executed this Agreement effective as of the date first above written.

T-Mobile US, Inc.

By: /s/  Kelvin R. Westbrook
Kelvin R. Westbrook,
Chair, Compensation Committee of the Board of Directors

Executive

By: /s/ G. Michael Sievert
G. Michael Sievert

1 For purposes of this Agreement, “Company” refers to T-Mobile US, Inc.; provided, however, that for payroll and tax reporting purposes, the Executive may also be an employee of T-Mobile USA, Inc

EXHIBIT A
Permitted Board Service
The Executive is permitted to continue his service on the board of Shaw Communications Inc., a public company in Canada, subject to the terms and conditions of Section 1 (“Duties”) of the Agreement.

EXHIBIT B

Release
[see attached]

EXHIBIT C
Restrictive Covenant and Confidentiality Agreement
[see attached]